Exhibit 5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 33-23423 and 333-11680) of Japan Bank for International Cooperation with respect to the non-consolidated financial statements of Japan Bank for International Cooperation included in its Annual Report on Form 18-K for the year ended March 31, 2008.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

September 29, 2008